EXHIBIT 16.1

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street Ste 1100 Denver, Colorado 80246

March 15, 2024

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously contracted as the auditors of THC Therapeutics, Inc. (the Company) and issued financial statements for the years ended July 31, 2023 and 2022, respectively. On March 8, 2024, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 15, 2024, and we have no basis to agree or disagree with other statements of the Company in the filing.

Very truly yours,

Denver, Colorado PCAOB # 6778 March 15, 2024

blaze@griesandassociates.com 501 S. Cherry Street Suite 1100, Denver, Colorado 80246 (O)720-464-2875 (M)773-255-5631 (F)720-222-5846